SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 16, 2007

Commission file number 0-19292

BLUEGREEN CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts 03-0300793

(State or other jurisdiction of (I.R.S. Employer

incorporation or organization) Identification No.)

4960 Conference Way North, Suite 100, Boca Raton, Florida 33431

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (561) 912-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 16, 2007, the Company's 51% owned consolidated subsidiary, Bluegreen/Big Cedar Vacations, LLC, a Missouri limited liability company ("Bluegreen/Big Cedar"), entered into a $45.0 million revolving vacation ownership interest ("VOI") receivables credit facility (the "Facility") with General Electric Capital Corporation ("GE"). Bluegreen/Big Cedar is a joint venture with Big Cedar, LLC, an affiliate of Bass Pro Shops® and sells VOIs at Bluegreen Wilderness Club at Big Cedar, one of the resorts within the Bluegreen Vacation Club. Bluegreen Corporation has guaranteed the full payment and performance of Bluegreen/Big Cedar in connection with the Facility. The Facility allows for advances on a revolving basis through April 16, 2009. All outstanding borrowings on the Facility mature no later than April 16, 2016. The Facility has detailed requirements with respect to the eligibility of receivables for inclusion and other conditions to funding. The borrowing base under the Facility ranges from 97% - 90% (based on the spread between the weighted average note receivable coupon and GE's interest rate) of the outstanding principal balance of eligible notes receivable arising from the sale of VOIs. The Facility includes affirmative, negative and financial covenants and events of default. All principal and interest payments received on pledged receivables are applied to principal and interest due under the Facility. Indebtedness under the Facility bears interest adjusted monthly at the one month London Interbank Offered Rate (LIBOR) plus 1.75%. Bluegreen/Big Cedar was required to pay an upfront loan commitment fee of $225,000 in connection with the Facility.

On April 20, 2007, Bluegreen/Big Cedar pledged $26.8 million in aggregate principal balance of notes receivable under the Facility and received $25.7 million in cash proceeds, net of issuance costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2007

By: /S/ ANTHONY M. PULEO

Senior Vice President,

Chief Financial Officer and Treasurer